UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 16, 2013

PTC Inc.
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

0-18059	04-2866152
(Commission File Number)	(IRS Employer Identification No.)

140 Kendrick Street Needham, Massachusetts	02494-2714
(Address of Principal Executive Offices)	(Zip Code)

(781) 370-5000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On August 16, 2013, the PTC Inc. Board of Directors elected Janice Chaffin as a Class III Director to serve until the 2014 Annual Meeting of Stockholders.  Ms. Chaffin, age 59, most recently served as Group President, Consumer Business Unit of Symantec Corporation, a provider of security, backup and availability solutions, from April 2007 to March 2013.  Prior to that, she served as Chief Marketing Officer of Symantec.  Prior to joining Symantec, she spent 21 years at Hewlett-Packard Company, where she held variety of marketing and business management positions.

It has not yet been determined whether Ms. Chaffin will be appointed to any committees of the Board.

Ms. Chaffin was granted 11,917 restricted stock units (RSUs), each representing the right to one share of PTC common stock, as a new director retention grant, which shares will vest in two substantially equal installments on each of the first and second anniversaries of the grant date, provided she remains a director of PTC on the relevant vest dates.  In addition, Ms. Chaffin will receive an annual cash retainer and annual equity retainer in the same amounts as our non-employee directors (other than our Chairman of the Board).  For her current term, those amounts were pro-rated for the remaining portion of the current term.  Accordingly, the annual cash retainer was pro-rated to $29,167 and the annual equity retainer was pro-rated to 4,634 RSUs, which RSUs shares will vest on the earlier of the date of 2014 Annual Meeting of Stockholders and March 15, 2014 if she remains a director of PTC on that date.  Ms. Chaffin will also earn $2,000 for each meeting of any committee of the Board of Directors on which she serves that she attends.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PTC Inc.

Date: August 20, 2013	By:	/s/ Aaron C. von Staats
Aaron C. von Staats
General Counsel & Secretary